Exhibit 99.19

Russell K. Hall and Associates, Inc. 303 West Wall Street ● Suite 1102 P. O. Box 80925 ● Midland, Texas 79708-0925 (432) 683-6622

March 28, 2023

Mr. Brendan Tippen

Piedra Energy III, LLC

400 W. Illinois Ste 1070

Midland, Texas 79701

PIEDRA ENERGY III, LLC

SUMMARY

At the request of Piedra Energy III, LLC, Russell K. Hall and Associates has prepared an engineering evaluation of the proved reserves and future production to Piedra Energy III, LLC’s interests of properties located in the Permian Basin. This evaluation is effective January 1, 2023 and was completed by February 1, 2023. The evaluation follows the guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). The following tables summarize net reserves and economics effective January 1, 2023. The properties reviewed by Russell K. Hall and Associates represent 100 percent of Piedra Energy III, LLC’s total net proved liquid hydrocarbon and gas reserves as of January 1, 2023.

Piedra Energy III, LLC Proved Net Reserves and Revenues SEC YE 2022 Pricing $90.16 per bbl, $5.39 per MMbtu Effective January 1, 2023

	Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped	Total Proved
Reserves (Net)
Oil (bbl)	16,281,011	0	54,063,069	70,344,080
Gas (Mcf)	25,147,829	0	119,151,199	144,299,028
Revenue ($)	1,774,846,581	0	5,852,518,272	7,627,364,853
Expenses ($)	439,942,483	0	1,254,396,050	1,694,338,533
Investments ($)	11,754,685	154,000	1,119,303,632	1,131,212,317
Future Net Income ($)
Undiscounted	1,323,149,414	-154,000	3,478,818,590	4,801,814,004
Discounted (10%)	792,132,239	-154,000	1,524,652,957	2,316,631,196

Mr. Brendan Tippen

March 28, 2023

Page No. 2

The SEC year-end 2022 prices are $90.16 per barrel and $5.39 per MMbtu. The SEC hydrocarbon benchmark prices in effect on January 1, 2023 were calculated using the 12-month average first-day-of-the-month prices appropriate to the geographic area where the hydrocarbons are sold. The effect of derivative instruments (price hedges of oil and gas) is not included herein.

For this evaluation, adjustments were made to oil prices to reflect historical differences between actual prices received and posted prices. Volumes are presented in a two-stream analysis with gas prices adjusted to include the value of NGL sales.

Reserves volumes and associated income are a function of hydrocarbon prices actually received; therefore, reserves actually recovered and income actually received may differ significantly from the estimated quantities presented in this report if future prices differ from the SEC prices assumed herein.

In this evaluation, lease operating expenses (LOEs) rely on individual well historical expense data from July 2021 through June 2022. Expenses are grouped into fixed costs and variable costs. Fixed costs are expected to drop significantly as wells transition from ESP to beam pump. For this evaluation, fixed costs are held constant for the first 4 years of production then drop to $10,000 per month after converting to beam pump.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” Reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined at the effective date of the evaluation. Reserve categorization conveys relative uncertainty. Furthermore, reserve uncertainty can be expressed by placing reserves into one of two principal categories, proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-categorized as probable and possible reserves to denote increasing uncertainty in their recoverability.

Forecasts of future production rely on decline curve analysis (DCA) for wells with sufficient production. If a production decline trend is not yet established, future production volumes are based on analogy with offset

Piedra Energy III, LLC

Mr. Brendan Tippen

March 28, 2023

Page No. 3

wells producing from the same reservoir. Forecasts for undrilled locations are based on analogy with wells producing from the same interval. For this analysis, data from offset horizontal wells was normalized for lateral length. Reserves for undrilled locations are adjusted for variations in proposed lateral length.

Capital costs needed for ongoing operations and well development are based on authorizations for expenditures as determined by Piedra Energy III, LLC. Abandonment costs are Piedra’s estimates as determined from recent operations. The P&A costs are net of salvage proceeds and are unescalated.

Future production rates from wells, both producing and not yet producing, may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, and pipeline capacity. Government policies, regulations, curtailment, and the uncertainty of supply and demand may vary from assumptions made for the reserve estimates contained herein.

In our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for filing purposes with the SEC.

Russell K. Hall and Associates is an independent petroleum engineering consulting firm and has been providing consulting services to the oil and gas industry since 1996. We do not serve as officers or directors of publicly-traded or privately-owned oil and gas companies and have no financial interests in the properties evaluated herein.

Piedra Energy III, LLC

Mr. Brendan Tippen

March 28, 2023

Page No. 4

I appreciate the opportunity to provide Piedra Energy III, LLC with this engineering evaluation. All engineering estimates were prepared in accordance with generally accepted engineering practices. In general, production data was from public and proprietary sources and were not independently verified by us. Please call if you have any questions.

This evaluation and the documents associated herein are the property of Russell K. Hall and Associates, Inc. and are provided exclusively for the internal use of Piedra Energy III, LLC. No part of this report may be distributed without the prior written consent of Russell K. Hall and Associates, Inc.

Sincerely,

Russell K. Hall
Texas P. E. no. 69926

Russell K. Hall and Associates, Inc.
Registration no. F-002199

Piedra Energy III, LLC